Exhibit 99
     FOR IMMEDIATE RELEASE
SurModics Announces Organizational Changes to Reduce Cost Structure and Renew Focus on Business Units
EDEN PRAIRIE, Minnesota — October 14, 2010 — SurModics, Inc. (Nasdaq: SRDX), a leading provider of drug delivery and surface modification technologies to the healthcare industry, announced today initiatives intended to reduce its cost structure and renew its focus on business units. These changes are designed to more closely match operations and cost structure with the current customer environment, while at the same time maintaining investment in long-term growth initiatives.
SurModics is reducing its total workforce by approximately 13%. Additionally, the Company will implement an organizational structure that reflects its three complementary but distinct business units: Medical Device, Pharmaceuticals, and In Vitro Diagnostics. These actions are designed to better align the Company’s resources with more immediate business opportunities. Further, the realignment will improve deployment of SurModics’ sales and business development activities while retaining shared services cost synergies.
“We’ve made a difficult, but necessary decision as a result of factors affecting our business. Today’s actions will bring operating expenses more in line with revenue and enable us to achieve our near- and long-term goals,” said Philip D. Ankeny, SurModics’ interim chief executive officer, senior vice president and chief financial officer. “Rightsizing the business provides SurModics with the flexibility to make investments and pursue growth opportunities in our Medical Device and In Vitro Diagnostics businesses, while positioning the Company for long-term success in our Pharmaceuticals business. Moreover, the new structure aligns our organization with the unique customer bases, technologies, development timelines and markets served within each of our business units.”
Ankeny added, “We believe that our customers’ needs will benefit from these organizational changes, which enhance accountability, improve efficiency and allow us to more effectively deploy our resources.”

The Company will be organized into three business units:
•	Medical Device — Comprised of surface modification coating technologies to improve access, deliverability, and predictable deployment of medical devices, as well as drug delivery coating technologies to provide site-specific drug delivery from the surface of a medical device. End markets include coronary, peripheral, and neuro-vascular, and urology, among others.

•	Pharmaceuticals — Incorporates a broad range of drug delivery technologies for injectable therapeutics, including microparticles, nanoparticles, and implants. Customers include pharmaceutical and biotechnology companies addressing a range of clinical applications including ophthalmology, oncology, dermatology and neurology, among others. Based in Birmingham, Alabama, the Pharmaceuticals business includes the Company’s cGMP manufacturing facility.

•	In Vitro Diagnostics — Consists of component products and technologies for diagnostic test kits and biomedical research applications. Products include microarray slide technologies, protein stabilization reagents, substrates, and antigens.
“In the midst of conducting SurModics’ annual strategic planning review, it became apparent that the businesses in which we compete would be best served by a more focused business unit approach that is designed to drive improved profitability,” added Robert C. Buhrmaster, chairman of the board of directors for SurModics. “These changes better position SurModics for both financial and operational success.”
As a result of these organizational changes, the Company expects to take a one-time restructuring charge of approximately $1.3 to $1.7 million in the first quarter of fiscal 2011. Also, in connection with these initiatives, SurModics expects to save approximately $3.0 to $3.5 million on an annualized basis.
About SurModics, Inc.
SurModics’ vision is to extend and improve the lives of patients through technology innovation. The Company partners with the world’s foremost medical device, pharmaceutical and life science companies to develop and commercialize innovative products that result in improved diagnosis and treatment for patients. Core offerings include: drug delivery technologies (coatings, microparticles, nanoparticles, and implants); surface modification coating technologies that impart lubricity, prohealing, and biocompatibility capabilities; and components for In Vitro diagnostic test kits and specialized surfaces for cell culture and microarrays. SurModics is headquartered in Eden Prairie, Minnesota and its SurModics Pharmaceuticals subsidiary is located in Birmingham, Alabama. For more information about the Company, visit www.surmodics.com. The content of SurModics’ website is not part of this release or part of any filings the Company makes with the SEC.
Safe Harbor for Forward-Looking Statements
This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, such as our ability to achieve our near- and long-term goals, our optimism for the long term, anticipated expense reductions and restructuring charges, and expected benefits of the Company’s new organizational structure, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including the following: (1) the timing and extent of the cost savings expected to be realized as a result of the workforce reductions; (2) our reliance on third parties (including our customers and licensees) and their failure to successfully develop, obtain regulatory approval for, market and sell products incorporating our technologies may adversely affect our business operations, our ability to realize the full potential of our pipeline, and our ability to achieve our fiscal 2010 corporate goals; (3) costs or difficulties relating to the integration of the businesses of SurModics Pharmaceuticals and BioFX Laboratories, and the drug delivery assets and collaborative programs acquired from PR Pharmaceuticals, Inc., with SurModics’ business may be greater than expected and may adversely affect the Company’s results of operations and financial condition; (4) developments in the regulatory environment, as well as market and economic conditions, may adversely affect our business operations and profitability; and (5) other factors identified under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended September 30, 2009, and updated in our subsequent reports filed with the SEC. These reports are available in the Investors section of our website at www.surmodics.com and at the SEC website at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.

Contact
Phil Ankeny, interim CEO, Senior VP and CFO
(952) 829-2700